THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

ALLIANCE PHARMACEUTICAL CORP.

SENIOR CONVERTIBLE PROMISSORY NOTE

$__________________	September ___, 2004

        ALLIANCE PHARMACEUTICAL CORP., a New York corporation (the “Company”), for value received, promises to pay to the order of [_________], or its assigns (the “Holder”), the principal sum of [Loan Amount] Dollars ($[________]), plus simple interest thereon from the date of this Note until paid (or earlier converted as provided below) at the rate of six percent (6%) per annum.

        This Note is issued pursuant to that certain Senior Convertible Promissory Note Purchase Agreement dated as of September 21, 2004 between the Company and the initial Holder (the “Purchase Agreement”). Certain capitalized terms used herein but not defined herein shall have the meanings set forth in the Purchase Agreement The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

        1.    Maturity. Unless previously converted as provided for below, this Note will automatically mature and the entire unpaid principal amount, together with accrued interest through such date, shall become due and payable upon the first to occur of (i) [March __, 2006], and (ii) an Event of Default (as defined below), such first date to occur being the “Maturity Date.”

        2.    Payment. The payment of all principal and accrued interest under this Note is to be made on the Maturity Date or any prepayment dates and at the address of the Holder or at such other place in the United States as the Holder shall designate to the Company in writing, in lawful money of the United States of America.

        3.    Interest. Interest on this Note shall be computed on the basis of a 365-day year and actual days elapsed. No interest shall be payable until the Maturity Date or the date on which this Note is prepaid or required to be prepaid. Upon an Event of Default, the principal of the Note and any part thereof shall thereafter bear interest a the highest legal rate permissible under the laws of the State of New York.

        4.    Optional Prepayment. This Note, plus all accrued and unpaid interest through the prepayment date, may be prepaid in whole or in part by the Company without penalty or additional fees at any time or from time to time upon fifteen (15) days prior written notice to the Holder, provided that such Holder may convert this Note into Common Stock of the Company in accordance with Section 1(a) hereof prior to the end of such fifteen (15) day period.

        5.    Conversion of Note.

            (a)    Voluntary Conversion. If not sooner converted automatically as described below, all or part of the outstanding principal, and the accrued and unpaid interest thereon through the date of such conversion, of this Note may be converted at any time or from time to time prior to the Maturity Date, at the option of the Holder, into shares of Common Stock of the Company at a conversion price per share equal to twenty-five cents ($0.25), subject to adjustment in accordance with Section 12 hereof (the “Conversion Price”) by delivering a notice of such conversion (the “Conversion Notice”) to the Company along with the original of this Note.

            (b)    Automatic Conversion. All of the outstanding principal, and the accrued and unpaid interest thereon through the date of such conversion, of this Note shall automatically convert into Common Stock of the Company at the Conversion Price: (i) immediately prior to (A) the consummation of a consolidation or merger of the Company with or into any third party (whether or not the Company is the surviving corporation), or (B) the sale, assignment, conveyance, transfer or other disposition of all or substantially all of the Company’s properties or assets, in one or more related transactions, to another person, in each case where the gross proceeds to the Company in such transaction represent an aggregate amount equal to per share consideration of $0.50, but only if the Lender Committee (as defined in Section 4.11 of the Purchase Agreement) has approved such conversion in accordance with the provisions of the Purchase Agreement. In the event the Lender Committee does not approve such conversion and the Notes are to remain outstanding upon consummation of such transaction, the person formed by or surviving any such consolidation or merger (if other than the Company) or the person to which the such sale, assignment, transfer, conveyance or other disposition is to be made, must assume the Company’s obligations hereunder and, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred on the date of determination must be Creditworthy, (ii) on the date that (A) the average daily trading volume of shares of the Company’s Common Stock has been more than 250,000 shares, and (B) the volume weighted average price of a share of the Company’s Common Stock, as reported by Bloomberg, L.P., has been $0.50 or greater, in each case, for the forty-five (45) consecutive trading days prior to such date, provided that the shares of Common Stock to be issued upon such automatic conversion are then covered by an effective registration statement and are freely tradable by the holder thereof, or (iii) at the closing of a primary public offering of the Company’s Common Stock in which gross proceeds to the Company are equal to or greater than $25,000,000 and the sale price per share of Common Stock in such offering is at least $0.50.

        6.    Mechanics of Conversion.

            (a)     To receive a certificate representing the shares of Common Stock into which the original of this Note shall be converted pursuant to Section 5 above, the Holder shall surrender the original of this Note accompanied by a Conversion Notice to the Company at its principal executive office set forth below. The Company shall, as soon as practicable, but not later than fifteen (15) business days after the date of receipt of this Note accompanied by a Conversion Notice, issue and deliver to a location in the United States designated by the Holder a certificate for the number of shares of the Company’s Common Stock to which the Holder shall be entitled as aforesaid (with such legends as may be required by the Purchase Agreement). Such conversion shall be deemed to have been made on the date of the Conversion Notice if conversion is pursuant to Section 1(a) above, or on the applicable date in the case of conversion pursuant to Section 1(b) above (either, as applicable, the “Conversion Date”), and the Holder shall be treated for all purposes as the record holder of such shares of Common Stock as of such Conversion Date. If the Holder elects to convert part, but not all, of the outstanding principal amount and accrued but unpaid interest, then together with a stock certificate evidencing the applicable number of shares of Common Stock, the Company shall also issue a replacement Note in accordance with Section 3, with a principal amount equal to the principal amount not converted by the Holder into Common Stock.

            (b)     The Company shall not be required to issue fractions of shares upon conversion. If any fraction of a share would, but for this provision, be issuable upon any conversion, in lieu of such fractional share, Holder shall, upon delivery of a certificate representing the shares into which this Note shall be converted, be paid in cash the dollar amount (rounded to the nearest whole cent) determined by multiplying such fraction by the Conversion Price.

            (c)     The Company shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock a sufficient number of shares to permit the conversion of the unpaid amount (including principal and accrued interest) of this Note. All shares of Common Stock that may be issued upon conversion of this Note shall be validly issued, fully paid and nonassessable.

        7.    Charges, Taxes and Expenses. Issuance of replacement Notes shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Note(s), all of which taxes and expenses shall be paid by the Company, and such Note(s) shall be issued in the name of the Holder, or such Note(s) shall be issued in such name or names as may be directed by the Holder; provided, however, that in the event replacement Notes are to be issued in a name other than the name of the Holder, this Note, when surrendered for exercise or transfer, shall be accompanied by the Assignment Form attached hereto as Attachment A duly executed by the Holder; and provided further, that upon any transfer involved in the issuance or delivery of any replacement Notes, the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. Any transfer shall be subject to (i) the transferee’s agreement in writing to be subject to the applicable terms of this Note and (ii) compliance with all applicable state and federal securities laws (including the delivery of legal opinions reasonably satisfactory to the Company, if such are reasonably requested by the Company).

        8.    Default. Each of the following events shall be an “Event of Default” hereunder:

            (a)     The Company fails to pay timely any of the principal amount, accrued interest or other amounts due under this Note on the date any of the same become due and payable;

            (b)     The Company takes any action prohibited by any of the Restrictive Covenants set forth in the Purchase Agreement without the written approval of the Lender Committee;

            (c)     The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors;

            (d)     An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

            (e)     The Company defaults under any mortgage, indenture or financial instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company (or the payment of which is guaranteed by the Company) whether such indebtedness or guarantee now exists, or is created after the date hereof, if that default results in the acceleration of such indebtedness prior to its stated maturity; or

            (f)     The Company fails to pay final judgments aggregating $250,000 or more, which judgments are not paid, discharged or stayed for a period of 60 days.

        In the case of an Event of Default arising from events described in clause (c) or (d) above, all outstanding Notes will become due and payable immediately without further action or notice and without presentment, demand, protest, notice of any kind or notice of dishonor, all of which are hereby expressly waived. Upon the occurrence of any other Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of, and upon written notice provided to the Company exclusively by the Holder be immediately due, payable and collectible by the Holder pursuant to applicable law without presentment, demand, protest, notice of any kind or notice of dishonor, all of which are hereby expressly waived.

        The Company hereby waives demand, presentment, notice of dishonor, diligence, protest, notice of protest and all other notices or demands relating to this Note.

        If an Event of Default occurs and is continuing, the Holder may pursue any available remedy by proceeding at law or in equity to collect the payment of amounts due on this Note or to enforce the performance of any provision of this Note. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

        9.    Loss, Theft or Destruction of Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to it, the Company will make and deliver a replacement Note in accordance with Section 3 hereof which shall carry the same rights to interest carried by this Note, stating that such Note is issued in replacement of this Note, making reference to the original date of issuance of this Note (and any successors hereto) and dated as of such cancellation.

        10.    Registration Rights. The Holder is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon conversion of this Note as provided in the Registration Rights Agreement.

        11.    Reservation of Conversion Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Conversion Shares upon conversion of this Note as herein provided, the number of Conversion Shares which are then issuable and deliverable upon conversion of the entire principal amount and accrued interest under this Note, free from preemptive rights or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions of Section 12). The Company covenants that all Conversion Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Conversion Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

        12.    Certain Adjustments. The Conversion Price and number of Conversion Shares issuable upon conversion of this Note are subject to adjustment from time to time as set forth in this Section 12.

            (a)     If the Company shall, at any time or from time to time while this Note is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Conversion Shares purchasable upon conversion of this Note and the Conversion Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Holder thereafter converting this Note shall be entitled to receive the number of shares of Common Stock or other capital stock which the Holder would have received if the Note had been fully converted immediately prior to such event upon payment of a Conversion Price that has been adjusted to reflect a fair allocation of the economics of such event to the Holder. Such adjustments shall be made successively whenever any event listed above shall occur.

            (b)     If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, the Company shall use its reasonable best efforts to ensure that lawful and adequate provision shall be made whereby each Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Conversion Shares immediately theretofore issuable upon conversion of this Note, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Conversion Shares equal to the number of Conversion Shares immediately theretofore issuable upon conversion of this Note, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the holder of this Note, at the last address of such holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase, and the other obligations under this Note. The provisions of this Section 12(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

            (c)     In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 12(a)), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date. The Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder prior to the exercise hereunder as to the Market Price of a share of Common Stock as determined by the Board of Directors of the Company. For purposes of this Note, “Market Price” means, as of a particular date (the “Valuation Date”) the following: (a) if the Common Stock is then listed on a national stock exchange, the Market Price shall be the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (b) if the Common Stock is then included in The Nasdaq Stock Market, Inc. (“Nasdaq”), the Market Price shall be the closing sale price of one share of Common Stock on Nasdaq on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on Nasdaq as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded; (c) if the Common Stock is then included in the Over-the-Counter Bulletin Board, the Market Price shall be the closing sale price of one share of Common Stock on the Over-the-Counter Bulletin Board on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the Over-the-Counter Bulletin Board as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded, (d) if the Common Stock is then included in the “pink sheets,” the Market Price shall be the closing sale price of one share of Common Stock on the “pink sheets” on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low ask price quoted on the “pink sheets” as of the end of the last trading day prior to the Valuation Date, provided that if such stock has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of Common Stock in the most recent ten (10) trading sessions during which the Common Stock has traded.

            (d)    Calculations. All calculations under this Section 12 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

            (e)    Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 12, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Note and prepare a certificate setting forth such adjustment, including a statement of the adjusted Conversion Price and adjusted number or type of Conversion Shares or other securities issuable upon conversion of this Note (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

        13.    Miscellaneous.

            (a)    Issue Date; Governing Law. The provisions of this Note shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company on the earlier of the date hereof or the date of issuance of any Note for which this Note is issued in replacement. This Note shall be binding upon any successors or assigns of the Company. This Note shall constitute a contract under the laws of the State of New York and for all purposes shall be construed in accordance with and governed by the laws of said state, excluding its conflicts of law principles.

            (b)    Assignment. This Note shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Holder may assign any or all of its rights under this Note to any Person in accordance with applicable securities laws and regulations, provided such transferee agrees in writing to be bound by the provisions of this Note and the provisions of the Purchase Agreement that apply to the “Lenders.”

            (c)    Notices. A notice required hereby shall be made in accordance with the notice provision set forth in Section 7.3 of the Purchase Agreement

            (d)    Amendment or Waiver. Except as expressly set forth herein or in the Purchase Agreement, provisions of this Note may only be amended or waived by a writing signed by a majority of the of the Lender Committee (as defined in Section 4.12 of the Purchase Agreement.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, ALLIANCE PHARMACEUTICAL CORP. has caused this Senior Convertible Promissory Note to be executed by its officer thereunto duly authorized.

COMPANY:
ALLIANCE PHARMACEUTICAL CORP.
By:__________________________________________
Name: Duane Roth
Title: Chief Executive Officer

ATTACHMENT A TO NOTE

ASSIGNMENT FORM

(To assign the foregoing Note, execute
this form and supply required information.)

        FOR VALUE RECEIVED, and subject to compliance with applicable federal and state securities laws (including the delivery of legal opinions satisfactory to the Company, if such are requested by the Company), an interest corresponding to the unpaid principal amount of the foregoing Note and all rights evidenced thereby are hereby assigned to

____________________________________________________________________________________________________________________________________________
(Please Print)

whose address is ___________________________________________

Dated: ________________________

Holder's Signature: ______________________________

Holder's Address: _______________________________

_______________________________

Signature Guaranteed: ___________________________________________

NOTE:	The signature to this Assignment Form must correspond with the name as it appears on the face of the Note, without alteration or enlargement or any change whatever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Note.

The assignee of the Note, in connection with the execution of this Assignment Form, must execute and deliver an acknowledgment of, and agreement to be bound by, the terms of the Note and Purchase Agreement related thereto.